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                       DIGITAL RIVER COMPANY CONFIDENTIAL
                               DIGITAL RIVER, INC.
                                DEALER AGREEMENT

          This Agreement, made this 2nd day of September, 1999, by and between DIGITAL RIVER, INC., with offices located at 9625 West 76th Street, Eden Prairie, MN 55344 (the Company), and iChargeit Inc., a Texas corporation, with offices located at 300 Pacific Coast Highway (the Dealer).

PREMISES

          The Company is engaged in the business of electronically distributing products, including computer software to end users of such products (the End Users). The Dealer owns and operates the website located at ichargeit.com (the
Site), and is engaged in the business of providing End Users with the opportunity to purchase various products, including computer software. The Company desires to engage the services of the Dealer by using the Site to facilitate the distribution of computer software that is available for download and for shipment from the Company's website, and the dealer is willing to allow this use. In consideration of the Premises, the mutual promises of the parties, and the mutual benefits to be gained by performance, it is agreed as follows:

1. PRODUCTS. The Company distributes the products described on the products order page located at "www.digitalriver.com" or equivalent site. Such products, as may from time to time be updated, modified, or enhanced, shall be collectively referred to as "the Products." The Company may from time to time, in its sole discretion, delete Products from this Agreement. In addition, the Company may from time to time, in its sole discretion, add Products to this Agreement, and any such added software products shall be considered to be part of the Products for the purposes of this Agreement.

2. APPOINTMENT OF DEALER. The Company hereby appoints the Dealer to solicit orders for the sale of the Products. The Dealer shall maintain and continue to operate the Site. The Site shall prominently feature advertising and promotional information about the Products including, but not limited to, static hypertext links and/or an animated graphic and equivalent links in the navigational bar, together with instructions about the means by which the Products can be purchased. As may be requested by the Company, the Dealer shall consult and cooperate with the Company in connection with the design, content, format, and graphics that are a part of the advertising and promotion of the Products on the Site. The Dealer shall in each and every instance use its best efforts to reasonably promote the sale of the Products, given the nature of the Dealer's website and shall refrain from taking any actions that could impede the sale of the Products or injure the reputation and integrity of the Company.

3. ORDER AND DELIVERY PROCESS. The Dealer shall continuously maintain a link to "www.digitalriver.com" or to any other site at which the Company maintains the Products. The Dealer shall pay the Company the one-time set-up fee specified on Exhibit A, attached hereto and incorporated herein by reference, and the Company shall provide reasonable assistance to the Dealer in establishing the aforementioned link and duplicating the Site. Dealer Setup Fee includes normal setup. All programming and other changes made after initial site setup excluding normal price changes and version updates will be charged to Dealer at $100.00 per hour ("Site Maintenance"). Dealer agrees to pay the billed Site Maintenance charges within 30 days from the date of billing. In the event that Site Maintenance is not paid for within 30 days of billing, Dealer agrees to allow the Company to offset the unpaid Site Maintenance against any or all other


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amounts owing to Dealer by the Company under this Agreement. All orders for the
Products shall be transmitted directly to the Company. The Company shall be responsible for the processing of payments made by End Users, payment of all applicable credit card transaction fees, payment and filing of all applicable taxes, and for the delivery of the Products to the End Users. The Dealer shall not be liable for any action arising from the aforementioned responsibilities.

4.        COMMISSIONS.

4.1 COMMISSION PAYMENTS. The Dealer shall be paid a commission based on a percentage of net sales of the Products. Within thirty (30) days after the end of each month the Company will remit commissions to the Dealer based on amounts actually received by the Company during the immediately preceding month. As used in this Agreement, the term "net sales" shall mean the actual amount paid by an End User for the Products, reduced by sales and use taxes, delivery charges, fraud and credit card chargebacks. The Company may from time to time adjust the amount of commissions payable to the Dealer based on returns, refunds, exchanges, subsequently discovered fraud, and subsequently discovered criminal activity. Under no circumstances shall the Company owe commissions to the Dealer as a result of any transactions that are unpaid as a result of credit card fraud, any other form of fraudulent activity, or criminal activity. It is the Company's explicit policy to aggressively screen for fraud, and to take any actions it deems necessary to terminate any fraudulent activity. The existence of fraud, or the possibility of the existence of a fraud, shall be determined in the sole discretion of the Company; and the Company may, in its sole discretion, make such inquiries and investigations as it deems appropriate under the circumstances. During the period such inquiries and investigations are being made, the Company shall have no obligation to make any commission payments associated with the subject transaction.

4.2 COMMISSION RATES. Commissions will generally be paid to Dealer at the rate of net sales of Products on sales originating from the Dealers Site (the Standard Rate Schedule) referred to in Exhibit A. The Standard Rate Schedule may from time to time be reduced as a result of the nature of a particular Product or the requirements of a particular manufacturer. Deviations from the Standard Rate Schedule are indicated on Exhibit A, which shall be modified from time to time to reflect any future deviations from the Standard Rate Schedule. In addition, upon the request of the Dealer, the Company shall provide the Dealer with the then most current information relating to deviations from the Standard Rate Schedule. Deviations from the Standard Rate Schedule shall be made in the reasonable discretion of the Company; and shall be binding upon the Dealer. It is expressly agreed it is the sole responsibility of the Dealer to make inquiry as to the whether the Standard Rate Schedule or a deviation from the Standard Rate Schedule has application to a particular Product.

5. TERM. Subject to the provisions of Section 12, the initial term of this Agreement shall commence on the date of its execution and continue for a period of two (2) years thereafter. Unless Dealer provides written notice of termination to the Company sixty (60) days prior to the expiration of the initial term or any renewal term, this Agreement shall automatically be renewed for successive two (2) year terms.

6. END USER INFORMATION. Within thirty (30) days after the end of each month the Company shall provide the Dealer with the Company's list of customers and End Users that purchased the Products through the Dealer's Site during the immediately preceding month (the Customer List).


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The Company shall have the right to copy, distribute, use, and/or commercially exploit the Customer List for any purpose without receiving the consent or approval of the Dealer.

7.        CONFIDENTIAL INFORMATION - TRADE SECRETS AND CONFIDENTIAL INFORMATION.
All of the trade secrets and other confidential information relating to the Company and the Products, including without limitation, methods, processes, configurations, intended uses, marketing plans, financial information, business plans, the Customer List, and inventory information shall be maintained in confidence by the Dealer, and the Dealer shall not, during the term of this Agreement or subsequent to the termination of this Agreement, divulge to any other person or organization, or use in any manner whatsoever, directly or indirectly, for any reason whatsoever, any of the trade secrets or confidential information relating to the Company and the Products without receiving the prior written consent of the Company. The Dealer shall take such actions as may be necessary to ensure that its employees and agents are bound by the provisions of this Section.

8. DISTRIBUTION RESTRICTIONS. The Company shall be the exclusive electronic supplier of the Products for the Dealer at the Site.

9. NATURE OF RELATIONSHIP. The Dealer shall be an independent contractor and not an employee of the Company. The Dealer shall not represent or imply to any person or organization that this Agreement authorizes it to act as an agent or on behalf of the Company, other than as provided for in this Agreement. The Company shall not be obligated by any agreement, representation, or warranty made by the Dealer, nor shall the Company be obligated for damages to any person or organization for personal injuries or property damage directly or indirectly arising out of the conduct of the Dealer.

10.       LIABILITY. The Company and the Dealer agree as follows:

a. The Company and the Dealer shall not be liable, and shall hold each other harmless, for any defects in a vendor's product.

b. The Company shall not be liable for any actions arising from the general business conduct of the Dealer.

c. In the event of a breach, the breaching party shall indemnify the other party for any and all manner of actions, suits, claims, damages, judgments, levies, and executions, including reasonable attorneys fees, whether known or unknown, liquidated or unliquidated, fixed, contingent that arise against the non-breaching party as a direct result of the breach. The non-breaching party must give prompt written notice of any claim or suit which might attract this indemnity provision.

d. FORCE MAJEURE. If either the Company or the Dealer is prevented from fulfilling its obligations under this Agreement by reason of any supervening event beyond its control, including, but not limited to, war, national emergency, flood, fire, or earthquake the party unable to fulfill its obligations shall immediately give notice of this to the other party and shall do everything in its power to resume full performance. On such notice being given the party shall not be deemed to be in breach of its obligations under this Agreement. However, if and when the period of incapacity exceeds ninety
 (90) days then this Agreement shall automatically terminate unless the Company and the Dealer first agree otherwise in writing.

e. PROGRAMMING SERVICES. As may be requested by the Dealer, the Company may from time to time provide computer programming services to the Dealer. The


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 provision of any such computer programming services by the Company shall be on such terms and conditions as may be mutually agreed upon by the Dealer and the Company.

f. TERMINATION. The Company shall have the right to immediately terminate this Agreement in the event the Dealer: fai1s to substantially perform any of its material obligations under this Agreement; suspends or terminates the conduct of its business; or initiates or has initiated against it, any act, process, or proceeding under any insolvency law, the Federal Bankruptcy Act, or any other statute or law providing for the modification or adjustment of the rights of creditors. Except for cause, the Dealer shall have no right to terminate this Agreement prior to the expiration of its initial term or any renewal term. For the purposes of this Section, the term "cause" shall mean the Company's failure to make a commission payment to the Dealer within sixty (60) days after its due date, or the bankruptcy of the Company.

g. MISCELLANEOUS. Injunctive or other equitable relief shall be a remedy available to the Company in the event of a breach of any provision of this Agreement by the Dealer. In no event shall the Company's liability to the Dealer exceed the aggregate amount of commissions paid to the Dealer by the Company during the one (1) year period immediately preceding the date of termination of this Agreement. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by certified mail to the address of the other party at the address set forth herein. The Dealer may not assign its rights or delegate its duties hereunder without receiving the prior written consent of the Company. The waiver of any provision or the breach of any provision of this Agreement shall not be effective unless expressly made in writing. This Agreement shall be governed by the laws of the State of Minnesota in the United States. For the purpose of resolving conflicts related to or arising out of this Agreement, the parties expressly agree that venue shall be in the State of Minnesota only, and, in addition, the parties hereby consent to the jurisdiction of the federal and state courts in the State of Minnesota. In the event any portion of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever, the validity of the remainder of this Agreement. This Agreement sets forth the entire understanding between the parties relating to the subject matter of this Agreement, there being no terms, conditions, warranties, or representations other than those contained in this Agreement, and no amendments shall be valid unless made in writing and signed by the parties to this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

THE DEALER                              THE COMPANY:
                                        DIGITAL RIVER, INC.

Signature:    /s/ JESSE COHEN           Signature:     /S/ ILLEGIBLE
          ----------------------                  --------------------

Title:        CEO                       Title:         SECRETARY
      --------------------------              ------------------------
Date:         9/2/99                    Date:          10/19/99
      --------------------------             -------------------------


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                                    EXHIBIT A

STANDARD RATE SCHEDULE
10% Commission for First Partial Month's Net Sales
5% Commission if Previous Month's Net Sales are $0 to $5,000
10% Commission if Previous Month's Net Sales are $5,001 to $20,000 15% Commission if Previous Month's Net Sales are above $20,000

FEE STRUCTURE FOR DEALER
Dealer Setup Fee  $500
Conversion Fees   $0

DEALER SETUP FEE AUTHORIZATION
By The Dealer affixing its signature below, The Dealer hereby authorizes Digital River, Inc. (The Company) to debit the credit card account below for the Dealer Setup Fee in the amount of U.S. $500.00.

Name (exactly as it appears on the credit card):

--------------------------------
Billing address of credit card:

------------------------------------------
Card type:
          ----------------------
Credit card #:
              ------------------
Expiration date:
                ----------------
Signature:
          ----------------------

Note: the charge will appear on your credit card as *TSI* DIGITAL RIVER. INT

COMMISSION EXCEPTION LISTING
5% FIXED COMMISSION
Symantec                     CUC/Havas                    Extensis
Ulead                        Eidos                        MetaCreations
IBM/Lotus                    Electronic Arts              Jian
LivePicture                  Touchstone                   Bestware

THE DEALER                                 DIGITAL RIVER, INC. (THE COMPANY)

Signature:                         Signature:
          ----------------------             ----------------------


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Title:                             Title:
      --------------------------         --------------------------
Date:                              Date:
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